CSW International, Inc.
                        Intercompany Service Transactions
                     For the Quarter Ended December 31, 1997
                                   (Unaudited)

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        Name                                   Type of Service                    Amount
----------------------                 ---------------------------------         --------
CSW Energy, Inc.                       Salaries and overheads                   $ 786,734
(Wholly owned subsidiary of            in support of CSW International, Inc.
Central and South West Corporation)    projects.

Central and South West Services, Inc.  Salaries, overheads, and travel          1,704,612
(Wholly owned subsidiary of            in support of CSW International, Inc.
Central and South West Corporation)    projects.

Guarantees issued by CSWI, for the account of:

    Enertek project                                                               481,591
    CSW Energy - 6.875% Senior Notes, due 2001                                200,000,000 *

     *Approximately $190,942,835 of the proceeds have been spent to date.
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